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                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                    FORM 8-K



                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934



               Date of Report (Date of earliest event reported):
                                 April 14, 1997


                           WYNDHAM HOTEL CORPORATION
             (Exact name of Registrant as Specified in its Charter)




                DELAWARE                     1-11723              75-263-6072
      (State of Other Jurisdiction        (Commission File      (IRS Employer
            of Incorporation)                  Number)       Identification No.)

      2001 BRYAN STREET, SUITE 2300                                  75201
              DALLAS, TEXAS                                        (Zip Code)
(Address of Principal Executive Offices)



                                 (214) 863-1000
              (Registrant's telephone number, including area code)


                                      N/A
              (Former name, former address and former fiscal year,
                          if change since last report)



                  Index to Exhibits appears on page 4 herein.
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ITEM 5.       OTHER EVENTS

       On April 14, 1997, Wyndham Hotel Corporation ("Wyndham") entered into a merger agreement with Patriot American Hospitality, Inc. ("Patriot"), which also entered into a related stock purchase agreement (collectively, the "Patriot Merger Agreement"), pursuant to which Wyndham will merge with and into the successor to Patriot ("New Patriot REIT") following Patriot's merger with and into California Jockey Club (the "Cal-Jockey Merger"), with New Patriot REIT being the surviving company (the "Patriot Merger"). As a result of the Patriot Merger, New Patriot REIT will acquire all of the assets of Wyndham, including Wyndham's portfolio of 23 owned and leased hotels, with an aggregate of 4,877 rooms, as well as Wyndham's 79 managed and franchised properties throughout North America, and the Wyndham, Wyndham Garden and Wyndham Hotels & Resorts proprietary brand names. Pursuant to the Patriot Merger Agreement, each outstanding share of common stock of Wyndham ("Wyndham Common Stock") will be converted into the right to receive 0.712 shares (the "Patriot Exchange Ratio") of common stock of each of New Patriot REIT and Patriot American Hospitality Operating Company ("New Patriot Operating Company," known as Bay Meadows Operating Company prior to the Cal-Jockey Merger), which shares will be paired and transferable and trade together as a single unit following the Cal-Jockey Merger (the "Paired Shares"). The Patriot Exchange Ratio is subject to adjustment in the event that the average of the closing prices of the Paired Shares on the twenty trading days preceding the fifth trading day prior to the Wyndham stockholders' meeting called to approve the Patriot Merger (the "Average Trading Price") is less than $42.13 per Paired Share. If the Average Trading Price is between $40.21 and $42.13 per Paired Share, the Patriot Exchange Ratio will be adjusted so that each outstanding share of Wyndham Common Stock will be converted into the right to receive a number of Paired Shares equal to $30.00 divided by the Average Trading Price. If the Average Trading Price is less than $40.21 per Paired Share, there will be no further adjustments to the Patriot Exchange Ratio, which at that point would equate to
0.746 Paired Shares per share of Wyndham Common Stock; however, in such circumstances, Wyndham has the right, waivable by it, to terminate the Patriot Merger Agreement without liability. In lieu of receiving Paired Shares, Wyndham stockholders have the right to elect to receive cash in an amount per share equal to the Patriot Exchange Ratio (as it may be adjusted) multiplied by the average of the closing prices of the Paired Shares on the five trading days immediately preceding the closing of the Patriot Merger, up to a maximum aggregate amount of $100 million. If stockholders holding shares of Wyndham Common Stock with a value in excess of this amount elect to receive cash, such cash will be allocated on a pro rata basis among such stockholders. In connection with the Patriot Merger, New Patriot REIT will assume Wyndham's existing indebtedness, which is approximately $138 million as of April 14, 1997.

       In connection with the execution of the Patriot Merger Agreement, Patriot also entered into agreements with partnerships affiliated with members of the Trammell Crow family providing for the acquisition by New Patriot REIT of 11 full-service Wyndham-branded hotels with 3,072 rooms, located throughout the United States, for approximately $331.7 million in cash, plus approximately $14 million in additional consideration if two hotels meet certain





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operational targets (the "Crow Acquisition" and, collectively with the Patriot
Merger, the "Proposed Patriot Transactions"). The Patriot Merger and the Crow Acquisition, which will be consummated concurrently, are subject to various conditions including, without limitation, the consummation of the Cal-Jockey Merger and the transactions related thereto and the approval of the Patriot Merger and certain of the related transactions by the stockholders of New Patriot REIT, New Patriot Operating Company and Wyndham. It is currently anticipated that the stockholder meetings to approve the Proposed Patriot Transactions will occur in the fourth quarter of 1997.

       In connection with the consummation of the Proposed Patriot Transactions, certain changes will be made with respect to the officers and members of the Boards of Directors of New Patriot REIT and New Patriot Operating Company. James D. Carreker, Wyndham's Chairman and Chief Executive Officer, will serve as Chairman and Chief Executive Officer of New Patriot Operating Company. Paul A. Nussbaum will remain Chairman and Chief Executive Officer of New Patriot REIT and William W. Evans III, who currently serves in Patriot's Office of the Chairman, will become President of New Patriot REIT replacing Tom Lattin, who will become Executive Vice President -- Property Management for New Patriot Operating Company. Rex E. Stewart, who currently serves as Patriot's Chief Financial Officer, will serve as Chief Financial Officer of New Patriot Operating Company and Anne L. Raymond, currently the Chief Financial Officer of Wyndham, will serve as Chief Financial Officer of New Patriot REIT. It is also anticipated that the Board of Directors of New Patriot REIT and New Patriot Operating Company will be reconstituted in connection with the consummation of the Proposed Patriot Transactions so that each Board of Directors will consist of 11 members, including (i) two designees of Wyndham and one designee of the Trammell Crow family to the New Patriot REIT Board of Directors and (ii) three designees of Wyndham and one designee of the Trammell Crow family to the New Patriot Operating Company. It is currently anticipated that Harlan Crow will serve as the Trammell Crow family's representative on the New Patriot REIT Board of Directors. The remaining members for each Board of Directors will be selected by New Patriot REIT and will include members of Patriot's existing Board of Directors, as well as additional persons to be selected prior to the Patriot Merger. Paul A. Nussbaum and James D. Carreker (who will be one of the Wyndham designees) will serve as directors of both New Patriot REIT and New Patriot Operating Company.

       A copy of the Joint Press Release of Patriot American Hospitality, Inc. and Wyndham Hotel Corporation dated April 14, 1997 is attached hereto as
Exhibit 99.1 and is incorporated herein by reference.

       On April 14, 1997, an action styled Kwalbrun v. James D. Carreker, et. al., was filed in the Delaware Court of Chancery in and for New Castle County, purportedly as a class action on behalf of Wyndham stockholders, against Wyndham, Patriot and the members of the Board of Directors of Wyndham. The complaint alleges that the Wyndham Board of Directors breached its fiduciary duties owed to Wyndham's public stockholders in connection with the Board of Directors' approval of the Patriot Merger. In particular, the complaint alleges that the Patriot Merger was





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negotiated at the expense of Wyndham's public stockholders, and that the Wyndham
Board of Directors permitted Patriot to negotiate on more favorable terms the Crow Acquisition with members of the Trammell Crow family. The complaint seeks to enjoin, preliminarily and permanently, consummation of the Patriot Merger under the terms presently proposed and also seeks unspecified damages. The defendants deny the allegations in the complaint and expect to defend the action vigorously.


ITEM 7.       FINANCIAL STATEMENTS AND EXHIBITS

       (c)    The following exhibit is filed as part of this Report:

              99.1 Joint Press Release of Patriot American Hospitality, Inc. and Wyndham Hotel Corporation dated April 14, 1997.



                                   SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.



                                           WYNDHAM HOTEL CORPORATION



                                           /s/  James D . Carreker
                                           -------------------------------------
                                           James D. Carreker
                                           Chairman and Chief Executive Officer



Date:  April 23, 1997





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                                  EXHIBIT INDEX



 Exhibit

     99.1 Joint Press Release of Patriot American Hospitality, Inc. and Wyndham Hotel Corporation dated April 14, 1997.





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